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                                                                 EXHIBIT 10.31


                             [MILLENNIUM LETTERHEAD]




March 1, 2004


Vaughn M. Kailian
c/o Millennium Pharmaceuticals, Inc.
40 Landsdowne Street
Cambridge, MA 02139

Dear Mr. Kailian:

         This letter memorializes the agreement ("Agreement") between you and Millennium Pharmaceuticals, Inc. ("Millennium") regarding your retirement from employment with Millennium effective as of December 31, 2003 (the "Retirement Date").

         1. Pursuant to your retirement and the letter agreement between us dated December 24, 2002 ("December Letter"), Millennium will provide you with the following: (a) continuation of your Millennium base salary at the annual rate of $500,000 ("Base Salary"), for a period of 18 months from the Retirement Date; (b) a bonus in the amount of $400,000, which equals 80% of your Base Salary; (c) provided that you elect continued coverage under federal COBRA law, payment of the portion of premiums of your group health insurance coverage, including coverage for your eligible dependents, that Millennium paid prior to the Retirement Date, for a period of 12 months following the Retirement Date, subject to the limitations stated in Section 4(c) of the COR Therapeutics, Inc. Key Employees Change in Control Severance Plan ("COR Severance Plan"); and (d) all other rights and benefits currently afforded generally to retired Millennium employees under Millennium's equity incentive programs or otherwise. Millennium will make the base salary continuation payments in regular installments on the normal payroll dates of Millennium, or over a shorter period as determined by Millennium. Millennium will pay you the bonus at the same time as such payments for other executives of Millennium. All amounts that you receive under this paragraph 1 will be subject to all required tax withholding.

         2. Because the Retirement Date is prior to February 12, 2004, any outstanding options to purchase shares of the common stock of Millennium ("Pre-Merger Options") held by you on February 12, 2002 (immediately after the Merger) immediately vested and became exercisable in full as of the Retirement Date. All such Pre-Merger Options will otherwise remain subject to the terms and conditions set forth in the applicable stock option plans and stock option agreements, including but not limited to your right to exercise all such Pre-Merger Options within three (3) months after the


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termination of your service to Millennium as an employee, consultant or
Millennium Director, whichever is later.

         3. You expect to remain in your role as a Director of Millennium. Under Millennium's 2000 Stock Incentive Plan (the "2000 Plan") you are eligible to continue vesting into any options you have received under that plan ("Post-Merger Options") so long as you serve as a Millennium Director. You have, however, agreed that all of the Post-Merger Options that you held as of the Retirement Date will cease vesting on the earlier to occur of: a) the end of your service as a Millennium Director or b) one year from the Retirement Date. The Post-Merger Options will remain subject to the terms and conditions set forth in the 2000 Plan and applicable stock option agreements, including but not limited to your right to exercise all vested shares of Post-Merger Options within three years after the Retirement Date. Any options you receive after the date hereof will vest and be exercisable in accordance with their terms. You will not receive the normal stock option grants for new outside directors of Millennium, but assuming you remain a Director of Millennium at the times of the 2004 on-going Millennium Director option grants, you will receive a pro rata portion of the standard non-employee Director annual option grants for 2004 (calculated in accordance with Board approved policies), in the aggregate amount of 7,500 shares granted in three installments on May1, 2004, June 1, 2004 and July 1, 2004, and subject to increase if and to the extent said rate is increased subsequent to such date. Thereafter, assuming your ongoing service on the Millennium Board of Directors, you will be eligible for on-going option grants to Millennium's non-employee Directors in accordance with the policies adopted by Millennium's Board of Directors.

         4. Except as provided herein, this Agreement supersedes the December Letter and the COR Severance Plan, and the parties specifically acknowledge and agree that the rights and obligations contained in the December Letter and the COR Severance Plan (including, but not limited to, Section 4(f) ("Offsets")) shall be of no further force or effect.

         5. If any payment or benefit you would receive pursuant to this agreement, when combined with any other payment or benefit you receive pursuant to the termination of your employment with Millennium ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment will be either (x) the full amount of Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

         6. In consideration of receiving the consideration outlined herein, you hereby release and forever discharge and hold Millennium, as well as its current and former


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successors, employees, officers, directors, shareholders, parents, subsidiaries, affiliates and agents, harmless of all claims or suits of any nature whatsoever, including, but not limited to, any claims under federal, state and local laws that prohibit discrimination (including without limitation, claims of discrimination based on race, age, religion, national origin, sex, disability or handicap, and sexual orientation) and any claims with respect to breach of contract (express and/or implied), wrongful termination, Worker Adjustment and Retraining Notification Act and related state statute notification obligations, the Older Workers Benefit Protection Act of 1990 and related state statutes, intentional or negligent infliction of emotional distress, interference with contractual or advantageous business relations, loss of consortium, invasion of privacy, defamation, payment of wages, debts, costs and expenses, attorneys' fees and other damages, and any claims arising out of or in any way related to your employment with Millennium, which you now have, may have, or may have had from the beginning of time to the Retirement Date. Nothing in this paragraph shall be construed in any way to release Millennium from its obligation to indemnify you from any third party action brought against you based on your employment with or service as a Director to Millennium pursuant to any applicable agreement or applicable law or to reduce or eliminate any coverage you may have under Millennium's director and officer liability policies, if any.

         7. As required by the Older Workers Benefit Protection Act of 1990, you acknowledge: (i) that you have been advised and given the opportunity to consult with your own counsel prior to signing this Agreement; (ii) that you have been given 21 days from the receipt of this Agreement to consider whether to sign it;
(iii) that you have been advised that even after you sign this Agreement, you may revoke it within 7 days of the date of your signing, by delivering a signed revocation notice to Millennium's Vice-President of Human Resources; (iv) that this Agreement shall not become effective and in force until eight (8) days after you sign it, and (v) that you will not be entitled to receive the payments described herein until after the 7-day revocation period has expired, and that, should you in fact revoke your acceptance, none of the payments outlined in Paragraph 1 will be made.

         8. This Agreement may be amended or modified only by a written instrument executed by you and Millennium. This agreement will be interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.


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         Please acknowledge your agreement by countersigning this letter below.

                           Sincerely,

                           MILLENNIUM PHARMACEUTICALS, INC.


                           By: /s/ KENNETH BATE
                               ----------------
                           Name:  Kenneth Bate
                           Title: EVP and Chief Financial Officer


AGREED TO:


/s/ VAUGHN M. KAILIAN
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Vaughn M. Kailian

Dated: 3/2/04
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